Rule 424(b)(3)
                                             Registration No. 333-70521
                         PRICING SUPPLEMENT NO. 1
                     TO PROSPECTUS DATED March 9, 1999
                      (As supplemented March 11, 1999)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION


                            MEDIUM-TERM NOTES
                            (Fixed Rate Note)

                (Due from one year to 30 years from date of issue )

Designation:  Fixed Rate               Original Issue Date:
Medium-Term Notes Due                  March 26, 1999
March 26, 2001


Principal Amount:  $100,000,000         Maturity Date:
                                       March 26, 2001

Issue Price (as a percentage of        Regular Record Dates:
 Principal Amount):  100.00%           Fifteenth calendar day, whether
                                       or not a Business Day prior to
                                       the corresponding Interest
                                       Payment Date.



Interest Rate:  5.30%


Interest Payment Dates:
Semiannually, on the 26th
of March and September, commencing
September 26, 1999.

Commission or Discount (as a
percentage of Principal Amount):0.00%




CUSIP:  459 20Q CE2                    Redemption Provisions:  None


Form: [X] Book-Entry
      [ ] Certificated





INTRODUCTION

     This is a Pricing Supplement. It describes the Fixed Rate Notes being issued under the Medium Note Program of International Business Machines Corporation. This document adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It does so by providing specific pricing and other information about the Notes issued in this particular transaction. This Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent that the description of the Notes in this Pricing Supplement is different from the terms which are set forth in the Prospectus Supplement and Prospectus.


INTEREST

      Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next day which is a Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of this offering, the term "Business Day" means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. We have capitalized a number of terms in this document. If you do not see a definition for those terms in this document, those terms will have the meanings which we have already given to them in the Prospectus Supplement and the Prospectus.


REDEMPTION

      The Notes are not redeemable by the Company.


PLAN OF DISTRIBUTION

      Notes in the total Principal Amount of $100,000,000 will be sold to Salomon Smith Barney Inc. at the Issue Price set forth at the top of this Pricing Supplement. They, in turn, will resell these Notes to investors at varying prices, which prices are subject to prevailing market conditions at the time of resale.



Dated:  March 19, 1999